                      NEWS

www.republicbancorp.com	Nasdaq: RBNC

FOR FURTHER INFORMATION:

Thomas F. Menacher	Kristine D. Brenner
Exec.V.P., Treasurer & CFO	Director of Investor Relations
tmenacher@republicbancorp.com	kbrenner@republicbancorp.com
(989) 725-7337	(989) 725-7337

REPUBLIC BANCORP REPORTS RECORD
FIRST QUARTER RESULTS

————————————

2005 Highlights Include:

•	Record net income of $17.3 million, up 6%
•	Earnings per share of $.24, up 6%
•	Return on equity of 16.76%
•	Net charge-off ratio of only 13 basis points, well below peer
•	Strong capital position, with Total risk-based capital of 12.98%

ANN ARBOR, Michigan—April 14, 2005—Republic Bancorp Inc., (Nasdaq: RBNC), today announced record net income for the quarter ended March 31, 2005 of $17,307,000, an increase of 6% over net income of $16,299,000 earned in the first quarter of 2004. Diluted earnings per share were $.24, up 6% from $.23 earned in 2004. Net income generated returns of 1.19% on average assets and 16.76% on average shareholders’ equity for the quarter ended March 31, 2005.

“We are very pleased to report another record quarter for the Company,” commented Dana M. Cluckey, President and Chief Executive Officer. “Total assets continued to grow compared to a year ago reaching $5.9 billion at quarter end, driven by growth in all three targeted loan portfolios. Net income and earnings per share increased 6% during the quarter, due to a 7% increase in interest income resulting from the growth in earning assets. The Company’s capital position is very strong, with Total risk-based capital of 13%,” added Mr. Cluckey.

Results for the first quarter of 2005 reflect solid performance from the Company’s three business lines.

Retail Banking
•	The Company’s installment loan portfolio, primarily home equity loans, grew $100 million, or 16% compared to March 31, 2004. Total deposits during the same period increased $102 million, or 4%.

Commercial Banking
•
The commercial loan portfolio grew $54 million compared to prior year, with the commercial real estate mortgage portfolio up 4%. Additionally, the Company’s commercial loan pipeline of loans in process continues to increase.

Mortgage Banking
•
During the first quarter of 2005, the Company originated $345 million in single-family residential mortgages, with over 40% of these closings being adjustable rate loans. The residential real estate mortgage loan portfolio increased $168 million, or 8% compared to March 31, 2004, primarily reflecting the retention of adjustable rate mortgage loans. At March 31, 2005, the Company’s mortgage loan pipeline of applications in process was $539 million, an increase of 54% over December 31, 2004.

Income Statement
Net interest income increased $2.4 million, or 7%, for the first quarter of 2005 compared to 2004, due to the growth in average earning assets. For the quarter ended March 31, 2005, the Company’s net interest margin was 2.79%, a decline of 3 basis points from March 31, 2004.

Total noninterest income increased $224,000, or 2%, for the first quarter of 2005 compared to 2004, driven primarily by higher mortgage banking income.

Total noninterest expense increased $1.9 million, or 9%, for the first quarter of 2005 compared to 2004. The increase was primarily a result of an increase of $1.3 million in salaries and employee benefits related to employee incentive accruals.

The Company’s efficiency ratio for the quarter ended March 31, 2005 was 45.96%, which compares favorably to its peer group.

Asset Quality and Capital
The Company’s asset quality remains very sound. Net charge-offs to total average loans were only 13 basis points for the quarter ended March 31, 2005 and remain substantially below the Company’s peer group.

During the first quarter of 2005, the Company repurchased 623,000 shares at an average price of $14.20 per share under the 2003 Stock Repurchase Program. The 2003 Stock Repurchase Program has 1,277,352 shares available for repurchase at March 31, 2005.

The Company’s capital ratios continue to be well in excess of the requirements for a well-capitalized bank. At March 31, 2005, the Company’s Total risk-based capital ratio was a strong 12.98% and the Tier 1 leverage ratio was 7.91%.

About the Company
Republic Bancorp Inc., with $5.9 billion in assets, is the third largest bank holding company headquartered in Michigan and the 81st largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 95 retail, commercial and mortgage banking offices and 90 ATMs. Republic has consistently been the #1 Small Business Administration bank lender based in Michigan and one of the Midwest’s top retail mortgage lenders. Republic was recently named as the 3rd Best Company to Work For by FORTUNE magazine (marking the fifth year on FORTUNE’s “100 Best Companies to Work For”) and named to Working Mother magazine’s list of “100 Best Companies for Working Mothers” for the fourth year in a row.

Information about Republic Bancorp’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

Cash Dividend
The Company currently pays an annual cash dividend of $.44 per share, which represents an annual yield of approximately 3% based on the Company’s current stock price.

Safe Harbor Statement
As with any statements other than those reflecting historical facts, forward-looking statements contained in this announcement involve risk, and, as such, future financial performance may differ from current expectations due to a variety of marketplace factors. These factors include, without limitation, those disclosed in Republic Bancorp’s most recent filings on Form 10-K with the Securities and Exchange Commission.

REPUBLIC BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	March 31, 2004
	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$54,440	$53,671	$61,070	$56,748
Mortgage loans held for sale	30,380	105,318	153,875	140,848
Securities available for sale	835,939	620,794	682,343	713,265
Securities held to maturity (at cost)	261,674	222,757	231,286	235,552
Loans	4,488,156	4,463,975	4,432,060	4,166,900
Less allowance for loan losses	(41,855)	(41,818)	(44,167)	(41,556)
Net loans	4,446,301	4,422,157	4,387,893	4,125,344
Federal Home Loan Bank stock (at cost)	80,514	80,511	80,508	80,503
Premises and equipment	25,630	26,493	26,868	28,570
Bank owned life insurance	113,335	112,978	111,883	109,633
Other assets	75,479	69,298	66,784	59,996
Total assets	$5,923,692	$5,713,977	$5,802,510	$5,550,459

LIABILITIES
Noninterest-bearing deposits	$287,124	$274,747	$283,813	$273,056
Interest-bearing deposits:
NOW accounts	194,290	203,553	201,437	182,229
Savings and money market accounts	1,070,683	1,103,675	1,049,146	1,064,319
Certificates of deposit under $100,000	685,134	662,357	666,538	680,647
Certificates of deposit $100,000 or greater	755,515	801,879	769,141	690,118
Total interest-bearing deposits	2,705,622	2,771,464	2,686,262	2,617,313
Total deposits	2,992,746	3,046,211	2,970,075	2,890,369
Federal funds purchased and other short-term borrowings	810,133	538,300	533,841	560,044
Short-term FHLB advances	170,000	215,000	403,000	175,000
Long-term FHLB advances and security repurchase agreements	1,432,518	1,390,878	1,388,052	1,429,244
Accrued expenses and other liabilities	63,347	63,950	55,149	58,902
Long-term debt	50,000	50,000	50,000	50,000
Total liabilities	5,518,744	5,304,339	5,400,117	5,163,559

SHAREHOLDERS’ EQUITY
Preferred stock, $25 stated value: $2.25 cumulative
and convertible; 5,000,000 shares authorized,
none issued and outstanding	-	-	-	-
Common stock, $5 par value; 75,000,000 shares
authorized; 70,274,000, 70,425,000, 70,413,000, and 70,406,000 issued and outstanding, respectively	351,369	352,125	320,058	320,028
Capital surplus	57,578	59,303	52,367	53,559
Unearned compensation - restricted stock	(7,194)	(3,207)	(3,674)	(4,731)
Retained earnings	13,190	3,634	34,580	14,125
Accumulated other comprehensive income (loss)	(9,995)	(2,217)	(938)	3,919
Total shareholders’ equity	404,948	409,638	402,393	386,900

Total liabilities and shareholders’ equity	$5,923,692	$5,713,977	$5,802,510	$5,550,459

REPUBLIC BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Interest Income
Loans, including fees	$64,464	$57,996
Investment securities and FHLB stock dividends	11,377	9,823
Total interest income	75,841	67,819

Interest Expense
Deposits	15,188	13,037
Short-term borrowings	5,620	2,018
Long-term FHLB advances and security repurchase agreements	15,630	15,810
Long-term debt	1,075	1,075
Total interest expense	37,513	31,940
Net interest income	38,328	35,879
Provision for loan losses	1,500	2,500
Net interest income after provision for loan losses	36,828	33,379

Noninterest Income
Service charges	2,681	2,697
Mortgage banking income	5,825	5,174
Gain on sale of securities	435	688
Gain on sale of SBA loans	392	521
Income from bank owned life insurance	1,013	1,303
Other noninterest income	692	431
Total noninterest income	11,038	10,814

Noninterest Expense
Salaries and employee benefits	13,416	12,089
Occupancy expense of premises	2,701	2,619
Equipment expense	1,624	1,674
Other noninterest expense	5,131	4,640
Total noninterest expense	22,872	21,022
Income before income taxes	24,994	23,171
Provision for income taxes	7,687	6,872
Net income	$17,307	$16,299

Basic earnings per share	$.25	$.23
Diluted earnings per share	$.24	$.23

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(In thousands, except operating data)

	Three Months Ended
	March 31,
	2005	2004
Operating Data (in millions):
Residential mortgage loan closings:
Fixed rate	$203	$242
Adjustable rate	142	183
Total residential mortgage loan closings	$345	$425

Conventional loans	$194	$216
Government loans	30	43
Construction loans	34	40
Jumbo and other loans	87	126
Total residential mortgage loan closings	$345	$425
Refinances (percent of total)	46%	47%

Performance Ratios (annualized for the quarter):
Return on average assets	1.19%	1.20%
Return on average equity	16.76%	17.15%
Net interest margin	2.79%	2.82%
Efficiency ratio (1)	45.96%	44.73%

Per Common Share Data:
Average common shares outstanding - diluted	71,201	71,084
Cash dividends declared	$.11	$.086
Book value	$5.76	$5.50
Tangible book value	$5.69	$5.42

	Mar. 31,	Dec. 31,	Sept. 30,	Mar. 31,
	2005	2004	2004	2004
Capital Ratios:
Shareholders’ equity to assets	6.84%	7.20%	6.93%	6.97%
Tier 1 risk-based capital	11.83%	11.87%	11.67%	11.84%
Total risk-based capital	12.98%	12.96%	12.82%	12.99%
Tier 1 leverage	7.91%	7.94%	7.80%	7.89%

(1)	Includes total noninterest expense, divided by total revenue (FTE), excluding gain on sale of securities.

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2005			March 31, 2004
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Average Assets:
Short-term investments	$2,067	$9	1.67%	$439	$1	0.75%
Mortgage loans held for sale	113,635	1,662	5.85	92,827	1,374	5.92
Securities available for sale:
Taxable	529,900	5,980	4.51	461,584	4,503	3.90
Tax-exempt	199,848	2,702	5.48	209,999	3,080	5.87
Securities held to maturity	234,708	2,691	4.59	188,664	2,170	4.60
Portfolio loans:
Commercial loans	1,586,114	24,470	6.17	1,526,471	21,116	5.47
Residential real estate mortgage loans	2,120,187	27,506	5.19	2,027,648	27,086	5.34
Installment loans	736,509	10,826	5.96	628,980	8,420	5.37
Total loans, net of unearned income	4,442,810	62,802	5.67	4,183,099	56,622	5.39
FHLB stock	80,712	827	4.15	80,734	1,057	5.25
Total interest-earning assets	5,603,680	76,673	5.49	5,217,346	68,807	5.26
Allowance for loan losses	(41,762)			(40,923)
Cash and due from banks	51,151			52,282
Other assets	206,811			189,026
Total assets	$5,819,880			$5,417,731

Average Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$200,481	$222	0.45%	$183,744	$124	0.27%
Savings and money market accounts	1,084,171	4,209	1.57	1,041,338	3,467	1.34
Certificates of deposit under $100,000	673,495	4,878	2.94	679,605	5,148	3.04
Certificates of deposit $100,000 or greater	781,919	5,879	3.05	668,233	4,298	2.58
Total interest-bearing deposits	2,740,066	15,188	2.25	2,572,920	13,037	2.03
Short-term borrowings	893,359	5,620	2.52	727,657	2,018	1.10
Long-term FHLB advances and security repurchase agreements	1,411,945	15,630	4.43	1,396,219	15,810	4.48
Long-term debt	50,000	1,075	8.60	50,000	1,075	8.60
Total interest-bearing liabilities	5,095,370	37,513	2.96	4,746,796	31,940	2.68
Noninterest-bearing deposits	270,015			254,371
Other liabilities	41,445			36,479
Total liabilities	5,406,830			5,037,646
Shareholders’ equity	413,050			380,085
Total liabilities and shareholders’ equity	$5,819,880			$5,417,731

Net interest income/rate spread (FTE)		$39,160	2.53%		$36,867	2.58%

FTE adjustment		$832			$988

Impact of noninterest- bearing sources of funds			0.26%			0.24%

Net interest margin (FTE)			2.79%			2.82%

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands)

	March 31,	Dec. 31,	Sept. 30,	March 31,
	2005	2004	2004	2004
Portfolio Loan Summary:

Commercial loans:
Commercial and industrial	$31,159	$32,632	$37,712	$38,659
Commercial real estate mortgage	1,565,291	1,542,660	1,517,746	1,504,112
Total commercial loans	1,596,450	1,575,292	1,555,458	1,542,771
Residential real estate mortgages	2,149,917	2,152,720	2,160,835	1,982,025
Installment loans	741,789	735,963	715,767	642,104
Total portfolio loans	$4,488,156	$4,463,975	$4,432,060	$4,166,900

Non-performing assets:

Non-accrual loans:
Commercial	$18,705	$17,744	$23,456	$24,124
Residential real estate mortgage	12,560	10,705	10,330	11,656
Installment	1,095	852	1,071	639
Total non-accrual loans	32,360	29,301	34,857	36,419
Restructured loans	-	-	-	-
Other real estate owned	5,163	4,160	4,161	3,729
Total non-performing assets	$37,523	$33,461	$39,018	$40,148

Allowance for Loan Losses (for the quarter):

Balance at beginning of period	$41,818	$44,167	$43,086	$40,271
Loans charged off:
Commercial	579	753	1,279	1,344
Residential real estate mortgage	594	379	227	71
Installment	527	386	327	420
Total charge-offs	1,700	1,518	1,833	1,835
Recoveries:
Commercial	63	17	410	427
Residential real estate mortgage	-	35	32	-
Installment	174	184	222	193
Total recoveries	237	236	664	620
Net charge-offs	1,463	1,282	1,169	1,215
Provision charged to expense	1,500	1,750	2,250	2,500
Reclassification of allowance for loan losses
on unfunded loan commitments(1)	-	(2,817)	-	-
Balance at end of period	$41,855	$41,818	$44,167	$41,556

(1)
During the fourth quarter of 2004, the Company reclassified $2.8 million of its allowance for loan losses to a separate allowance for probable credit losses inherent in unfunded loan commitments. Net income and prior period balances were not affected by this reclassification. The separate allowance is included in “accrued expenses and other liabilities”.

REPUBLIC BANCORP INC.
SUMMARY OF SELECTED FINANCIAL DATA
(Dollars in thousands)

	March 31,	Dec. 31,	Sept. 30,	March 31,
	2005	2004	2004	2004
Asset Quality Ratios:
Non-performing assets to loans and
other real estate owned	.84%	.75%	.88%	.96%
Non-performing assets to total assets	.63%	.59%	.67%	.72%
Allowance for loan losses
to non-performing loans	129.34%	142.72%	126.71%	114.11%
Allowance for loan losses to loans	.93%	.94%	1.00%	1.00%
Allowance for loan losses to loans (excluding
residential real estate mortgages)	1.79%	1.81%	1.94%	1.90%
Net charge-offs to average loans: (1)
Commercial loans	.13%	.19%	.23%	.24%
Residential real estate mortgage loans	.11%	.06%	.04%	.01%
Installment loans	.19%	.11%	.06%	.14%
Total loans	.13%	.11%	.11%	.12%

(1)	Quarter-to-date, annualized.